                                                                    Exhibit 12.1


                           BERGEN BRUNSWIG CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1999
        AND THE YEARS ENDED SEPTEMBER 30, 1994, 1995, 1996, 1997 AND 1998
                         (In thousands, except ratios)

                                                                                                              Six Months Ended
                                                          Years Ended September 30,                               March 31,
                                     ----------------------------------------------------------------      -----------------------
                                       1994          1995          1996          1997          1998          1998          1999
                                     --------      --------      --------      --------      --------      --------      --------
Fixed Charges:
  Interest and amortization
   of debt issuance costs            $ 25,039      $ 32,800      $ 31,266      $ 31,842      $ 38,616      $ 20,984      $ 24,524
  Portion of rental expense
   representing interest                5,299         5,661         5,946         7,437         8,705         4,283         4,997
                                     --------      --------      --------      --------      --------      --------      --------
     Total fixed charges               30,338        38,461        37,212        39,279        47,321        25,267        29,521

Earnings:
  Earnings before taxes on income      98,112       109,490       125,270       138,439        65,903        74,852       111,470
                                     --------      --------      --------      --------      --------      --------      --------
     Total earnings                  $128,450      $147,951      $162,482      $177,718      $113,224      $100,119      $140,991
                                     ========      ========      ========      ========      ========      ========      ========

Ratio of earnings to fixed charges        4.2           3.8           4.4           4.5           2.4           4.0           4.8
                                     ========      ========      ========      ========      ========      ========      ========